Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER INC. REPORTS FISCAL 2020 THIRD-QUARTER RESULTS

CHARLOTTE, N.C., May 5, 2020 – Premier Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2020 third quarter ended March 31, 2020.

All results presented in this press release reflect continuing operations following completion of the sale and exit of the Specialty Pharmacy business on June 7, 2019.

Q3 2020 Highlights:

•

GAAP net revenue increased 11% to $334.8 million from $301.2 million a year ago; Supply Chain Services segment revenue increased 14% to $238.6 million from $208.6 million a year ago; and Performance Services segment revenue increased 4% to $96.2 million from $92.6 million a year ago.

•	GAAP net income was $73.2 million, compared with $75.3 million a year ago; diluted earnings per share was $0.54 compared with income of $0.49 per share a year ago.

•	Non-GAAP adjusted EBITDA* increased 12% to $155.9 million from $138.7 million a year ago.

•

Non-GAAP adjusted fully distributed net income* increased 4% to $88.9 million from $85.7 million a year ago and non-GAAP adjusted fully distributed earnings per share increased 10% to $0.73 from $0.66.

•

To expand Premier’s long-term Contigo Health direct-to-employer, high-value care initiative, on May 4, 2020, the company acquired Health Design Plus (HDP), a third-party administrator and care management company specializing in the development and administration of innovative health benefits solutions for employer clients and health system partners, for a total consideration of approximately $25.0 million, including a 3% equity stake in the combined Contigo Health-HDP company.

*	Descriptions of non-GAAP financial measures are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

“Premier delivered a solid financial performance in the fiscal third quarter, reflecting continued momentum in our Supply Chain Services segment and revenue growth in our Performance Services segment that exceeded our expectations,” said Susan DeVore, chief executive officer. “I am proud that Premier is successfully managing through the COVID-19 pandemic, mobilizing our

Premier Inc. FY’20 Q3 Results

full resources for our member health systems and the patients they serve. Our teams responded quickly to implement our business continuity and disaster preparedness protocols, rapidly addressing our members’ critical supply chain, clinical and technology needs.

“We believe Premier will continue adding significant value to our members through the duration of the COVID-19 pandemic and beyond, given our unique position as the nexus between healthcare providers, distributors, manufacturers and government agencies, as well as our differentiated ability to facilitate supply, aggregate demand and provide critical flow of timely and accurate information for the industry,” DeVore continued. “We have also been leveraging our unique combination of analytics and technology capabilities to help clinicians deliver informed, coordinated patient care during the COVID-19 pandemic, to predict disease progression and resurgence as the nation begins its recovery, and ultimately to improve the quality of medical interventions and the spread of this and other diseases in the future.

“Looking ahead, we will continue to operate from a position of financial strength and stability and expect to deliver results generally within our full-year guidance range, subject to the ultimate impact of COVID-19, which we expect to pressure profitability in the fourth quarter even as we experience positive net revenue trends,” DeVore said. “Our solid balance sheet, ample liquidity and strong free cash flow give us the financial flexibility to continue creating value for our members and stockholders.”

Consolidated Fiscal 2020 Third-Quarter Financial Highlights

Consolidated Third-Quarter Financial Highlights

	Three Months Ended March 31,			Nine Months Ended March 31,
(in thousands, except per share data)	2020	2019	% Change	2020	2019	% Change
Net Revenue (a):
Supply Chain Services:
Net administrative fees	$174,049	$164,534	6%	$518,566	$492,229	5%
Other services and support	3,396	2,484	37%	8,439	6,520	29%

Services	177,445	167,018	6%	527,005	498,749	6%
Products	61,183	41,568	47%	167,344	129,441	29%

Total Supply Chain Services (a)	238,628	208,586	14%	694,349	628,190	11%
Performance Services (a)	96,195	92,627	4%	262,490	273,214	(4)%

Total (a)	$334,823	$301,213	11%	$956,839	$901,404	6%

Net income from continuing operations	$73,212	$75,265	(3)%	$235,726	$264,448	(11)%
Net income from continuing operations attributable to stockholders	$340,726	$266,524	28%	$620,262	$280,128	121%
Adjusted net income from continuing operations (b)	$66,145	$63,503	4%	$205,719	$225,945	(9)%
Weighted average shares outstanding:
Basic	69,451	62,020	12%	65,582	58,346	12%
Diluted	122,470	129,072	(5)%	124,030	132,249	(6)%
Earnings per share attributable to stockholders from continuing operations:
Basic	$4.91	$4.30	14%	$9.46	$4.80	97%
Diluted (b)	$0.54	$0.49	10%	$1.66	$1.71	(3)%

NON-GAAP FINANCIAL MEASURES:
Adjusted EBITDA (a) (c):
Supply Chain Services	$149,212	$134,805	11%	$447,081	$406,139	10%
Performance Services	34,634	33,235	4%	84,977	100,910	(16)%

Total segment adjusted EBITDA	183,846	168,040	9%	532,058	507,049	5%
Corporate	(27,957)	(29,323)	(5)%	(87,508)	(85,862)	2%

Total (a)	$155,889	$138,717	12%	$444,550	$421,187	6%

Adjusted fully distributed net income (c)	$88,908	$85,722	4%	$265,668	$262,722	1%
Earnings per share on adjusted fully distributed net income - diluted (a) (c)	$0.73	$0.66	10%	$2.14	$1.99	8%

(a)	Bolded measures correspond to company guidance.
(b)

Earnings per share attributable to stockholders excludes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be dilutive. Likewise, earnings per share attributable to stockholders includes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be antidilutive.

(c)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

Premier Inc. FY’20 Q3 Results

Results of Operations for the Three Months Ended March 31, 2020

For the fiscal third quarter ended March 31, 2020, Premier generated GAAP net revenue of $334.8 million, an increase of 11% from $301.2 million for the same period a year ago.

GAAP net income for the fiscal third quarter was $73.2 million, compared with $75.3 million a year ago. In accordance with GAAP, fiscal 2020 and 2019 third-quarter net income attributable to stockholders includes non-cash adjustments of $302.6 million and $235.4 million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments resulted primarily from changes in the number of Class B common units outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported net income attributable to stockholders of $340.7 million, or $0.54 per diluted share, compared with net income of $266.5 million, or $0.49 per diluted share, a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Fiscal third-quarter non-GAAP adjusted EBITDA of $155.9 million increased 12% from $138.7 million for the same period the prior year.

Non-GAAP adjusted fully distributed net income for the fiscal third quarter of $88.9 million increased 4% from $85.7 million for the same period a year ago. Non-GAAP adjusted fully distributed earnings per share increased 10% to $0.73 from $0.66 for the same period a year ago. Adjusted fully distributed earnings per share is a non-GAAP financial measure that represents net income, adjusted for non-recurring and non-cash items, attributable to all stockholders as if all Class B stockholders exchanged their Class B common units and associated Class B common shares for Class A common shares.

Segment Results

Supply Chain Services

For the fiscal third quarter ended March 31, 2020, Supply Chain Services segment net revenue of $238.6 million increased 14% from $208.6 million a year ago. Net administrative fees revenue of $174.0 million increased 6% from $164.5 million a year ago, primarily due to continuing contract penetration driven largely by the company’s high-compliance portfolio programs and revenue from new contract categories and suppliers.

Products revenue of $61.2 million increased 47% from $41.6 million a year ago, primarily driven by strong growth in PremierPro brand commodity products related to healthcare and food service providers and timing of revenue from ongoing aggregated purchasing of certain products relative to the prior year.

Supply Chain Services segment non-GAAP adjusted EBITDA for the fiscal 2020 third quarter of $149.2 million increased 11% from $134.8 million for the same period a year ago, primarily driven by growth in net administrative fees revenue.

Premier Inc. FY’20 Q3 Results

Performance Services

For the fiscal third quarter ended March 31, 2020, Performance Services segment net revenue of $96.2 million increased 4% from $92.6 million for the same quarter a year ago. The increase was primarily driven by growth in licensed technology engagements and clinical decision support technology, partially offset by the timing of certain consulting and technology engagements, as well as lower revenue associated with the CMS government contract at reduced rates, which ended on March 31, 2020.

Performance Services segment non-GAAP adjusted EBITDA for the fiscal 2020 third quarter of $34.6 million increased 4% from $33.2 million for the same period a year ago. The increase was primarily due to increased revenue, partially offset by ongoing strategic investments in the company’s Contigo Health direct-to-employer, high-value care network and clinical decision support technology.

Results of Operations for the Nine Months Ended March 31, 2020

For the nine months ended March 31, 2020, GAAP net revenue of $956.8 million increased 6% from $901.4 million for the same period a year ago.

For the nine-month period, GAAP net income totaled $235.7 million, compared with $264.4 million for the same period a year ago. Fiscal 2020 and 2019 nine-month GAAP net income attributable to stockholders required non-cash adjustments of $516.7 million and $178.9 million, respectively, to reflect changes in redemption value of the limited partners Class B common unit ownership at the end of each period. These non-cash adjustments resulted primarily from changes in the number of Class B common units outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported net income attributable to stockholders of $620.3 million compared with $280.1 million a year ago. On a diluted per-share basis, net income totaled $1.66 compared with $1.71 for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

For the nine months ended March 31, 2020, non-GAAP adjusted EBITDA of $444.6 million increased 6% from $421.2 million for the same period last year. Non-GAAP adjusted fully distributed net income of $265.7 million increased 1% from $262.7 million, while non-GAAP adjusted fully distributed earnings per share of $2.14 increased 8% from $1.99.

Supply Chain Services segment net revenue for the first nine months of fiscal 2020 of $694.3 million increased 11% from $628.2 million a year earlier. Supply Chain Services segment adjusted EBITDA of $447.1 million increased 10% from $406.1 million for the prior year.

Performance Services segment net revenue for the nine months of fiscal 2020 of $262.5 million decreased 4% from $273.2 million a year earlier. Segment adjusted EBITDA of $85.0 million decreased 16% from $100.9 million for the prior year.

Premier Inc. FY’20 Q3 Results

Cash Flows and Liquidity

Net cash provided by operating activities was $248.1 million for the nine months ended March 31, 2020, compared with $356.6 million for the same period last year. The decrease was primarily due to the addition of the prepaid contract administrative fee share of $92.1 million for one-time rebates to certain Acurity members, as agreed to by Acurity prior to entering into a purchase agreement with Premier, which was excluded from the purchase price of the Acurity and Nexera asset acquisition. In addition, the company funded prepayments during March 2020 to procure personal protective equipment for members related to COVID-19. The decreases were partially offset by a decline in operating expenses primarily due to the remeasurement of the TRA, partially offset by increased acquisition and disposition related expenses associated with certain strategic initiatives. At March 31, 2020, the company’s cash and cash equivalents totaled $241.7 million, compared with $141.1 million at June 30, 2019. At March 31, 2020, the company had an outstanding balance of $250.0 million on its five-year, $1.0 billion revolving credit facility, of which $150.0 million was subsequently repaid in late April 2020.

Non-GAAP free cash flow for the nine months ended March 31, 2020 was $213.9 million, or 48% of non-GAAP adjusted EBITDA, compared with $224.0 million, or 53% of non-GAAP adjusted EBITDA, for the same period a year ago. The decrease primarily resulted from the same factors that impacted net cash provided by operating activities, partially offset by reduced distributions to limited partners due to change in ownership. The company defines free cash flow as cash provided by operating activities less quarterly tax distributions and annual TRA payments to limited partners and purchases of property and equipment (see free cash flow reconciliation to net cash provided by operating activities in the tables section of this press release).

Fiscal 2020 Outlook and Guidance

Based on results for the nine months ended March 31, 2020, management’s expectations for the remainder of fiscal 2020, the realization in all material respects of the company’s underlying guidance assumptions and the estimated financial impact of COVID-19 on the company, Premier currently expects to complete fiscal 2020 within its previously announced guidance ranges. However, due to uncertainty regarding the extent and duration of the unprecedented COVID-19 pandemic, it is possible that Supply Chain Services revenue might slightly exceed the top end of its current range, while non-GAAP adjusted EBITDA and fully distributed earnings per share could finish below their respective ranges. Current expectations are as follows:

•

Supply Chain Services segment revenue is currently expected to perform at or above the top end of the current range of $895.0 million to $930.0 million for the fiscal year. This outlook assumes that strong gains in direct sourcing revenue from ongoing COVID-19-related efforts to secure certain personal protective equipment and other high-demand supplies, will more than offset anticipated softness in net administrative fees revenue due to the pandemic-induced interruption of elective procedures, lower overall occupancy and utilization and the slowdown of alternate site spending in non-healthcare related areas.

•

Performance Services segment revenue is expected to be at the low end of the current range of $340.0 million to $354.0 million, due to pressure on new and existing consulting and technology engagements, which are being delayed and extended as healthcare providers focus on the pandemic.

Premier Inc. FY’20 Q3 Results

•	Consolidated revenue is projected to be in the upper end of the current range of $1.235 billion to $1.284 billion.

•

Non-GAAP adjusted EBITDA is currently anticipated to be near or potentially a few million dollars below the low end of the current range of $566.0 million to $589.0 million, due to the pandemic-related expectation that fourth-quarter Supply Chain Services revenue growth will be largely driven by a mix shift to the low-margin direct sourcing products business, while Performance Services revenues will be further pressured by delays in consulting and technology projects as healthcare providers focus on the pandemic.

•	As a result, non-GAAP adjusted fully distributed earnings per share is currently expected to be near or potentially a few cents below the low end of the current range of $2.76 to $2.89.

Fiscal 2020 Financial Guidance *

Premier, Inc. maintains full-year fiscal 2020 financial guidance, as follows:

Current*
(in millions, except per share data)	FY 2020	% YoY Increase
Net Revenue:
Supply Chain Services segment	$895.0 - $930.0	5% - 9%
Performance Services segment	$340.0 - $354.0	(6)% - (2)%

Total Net Revenue	$1,235.0 - $1,284.0	1% - 5%

Non-GAAP adjusted EBITDA	$566.0 - $589.0	1% - 5%

Non-GAAP adjusted fully distributed EPS	$2.76 - $2.89	4% - 9%

*

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted fully distributed earnings per share without unreasonable effort. This is due to two primary reasons:

•

Reasonable guidance cannot be provided for reconciling the adjustment of redeemable limited partners’ capital to redemption amount – historically the largest adjustment in the reconciliation from non-GAAP to GAAP amounts – due to the fact that the increase or decrease in this item is based on the change in the number of shares of Class B stock outstanding and change in stock price between quarters, which the company cannot predict, control or reasonably estimate.

•

Reasonable guidance cannot be provided for earnings per share attributable to stockholders because the ongoing quarterly member-owner exchange of Class B common stock and corresponding Class B units into shares of Class A common stock impacts the number of shares of Class A common stock outstanding each quarter, which the company cannot predict, control or reasonably estimate. Member owners have the right, but not the obligation, to exchange shares on a quarterly basis, and the company has the discretion to settle any exchanged shares for Class A common stock, cash, or a combination thereof, neither of which can be predicted, controlled or reasonably estimated at this time.

Consistent with prior years, Premier plans to address fiscal 2021 guidance in mid-August, when the company reports fiscal 2020 results. Management will continue to assess the course of the pandemic and evaluate additional trends and data to inform its approach for establishing fiscal 2021 guidance.

Premier Inc. FY’20 Q3 Results

Health Design Plus Acquisition

On May 4, 2020, Premier acquired Health Design Plus (HDP), a third-party administrator (TPA) and care management company specializing in the development and administration of customized health benefits solutions for employer clients and health system partners. The company offers both TPA services and nationally recognized Centers of Excellence health benefit programs for many innovative employers, including well-known Fortune 25 brands. HDP is expected to be an integral part of Premier’s long-term Contigo Health direct-to-employer, high-value care strategy. It will continue to provide specialized TPA services as well as support Contigo Health as it expands its product pilot programs in various markets with multiple employers. HDP is also expected to further enhance and expand employer-focused products by expanding the Center of Excellence program, bundling pricing of care episodes for employers, and providing capability enhancements for employers’ health benefit plans. Premier acquired HDP from University Hospitals Health System for a total consideration of approximately $25.0 million, including a 3% equity stake in the combined Contigo Health-HDP company.

Conference Call

Premier management will host a conference call and live audio webcast on Tues., May 5, 2020, at 8:00 a.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wanting to participate by phone may do so by dialing 844.296.7719 and providing the operator with conference ID number: 7033659. International callers should dial 574.990.1041 and provide the same passcode. The company encourages callers to dial in at least five minutes before the start of the call to register. The archived webcast will be accessible on Premier’s investor relations page.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,000 U.S. hospitals and health systems and approximately 175,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the

Premier Inc. FY’20 Q3 Results

impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common units and corresponding Class B common stock into shares of Class A common stock and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (v) reflecting an adjustment for income tax expense on non-GAAP fully distributed net income before income taxes at the company’s estimated effective income tax rate. We define adjusted fully distributed earnings per share as adjusted fully distributed net income divided by diluted weighted average shares. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items, and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

EBITDA is defined as net income before loss from discontinued operations, net of tax, interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. For all Non-GAAP financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses. Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Premier Inc. FY’20 Q3 Results

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2019.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to the expected financial and operational impacts of the COVID-19 pandemic on our business segments, our ability to manage expenses during the COVID-19 pandemic, current market environment and uncertainties, expected financial performance, non-GAAP free cash flow generation, the statements related to fiscal 2020 outlook and guidance and the assumptions underlying such guidance, and the anticipated financial and operational impact of the acquisition of HDP are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking

Premier Inc. FY’20 Q3 Results

statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2019 as well as the Form 10-Q for the quarter ended March 31, 2020, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Contacts

Investor contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.879.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com

(Tables Follow)

Premier Inc. FY’20 Q3 Results

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net revenue:
Net administrative fees	$174,049	$164,534	$518,566	$492,229
Other services and support	99,591	95,111	270,929	279,734

Services	273,640	259,645	789,495	771,963
Products	61,183	41,568	167,344	129,441

Net revenue	334,823	301,213	956,839	901,404
Cost of revenue:
Services	49,007	46,545	143,965	133,107
Products	54,121	39,496	150,415	124,024

Cost of revenue	103,128	86,041	294,380	257,131

Gross profit	231,695	215,172	662,459	644,273
Operating expenses:
Selling, general and administrative	115,289	113,336	315,311	320,198
Research and development	628	296	1,808	928
Amortization of purchased intangible assets	13,966	13,572	38,948	39,787

Operating expenses	129,883	127,204	356,067	360,913

Operating income	101,812	87,968	306,392	283,360

Equity in net income of unconsolidated affiliates	4,442	553	11,038	4,687
Interest and investment loss, net	(9,966)	(1,081)	(9,849)	(2,628)
(Loss) gain on FFF put and call rights	(13,906)	(4,109)	8,477	3,458
Other (expense) income	(5,005)	3,671	(1,996)	1,362

Other (expense) income, net	(24,435)	(966)	7,670	6,879

Income before income taxes	77,377	87,002	314,062	290,239
Income tax expense	4,165	11,737	78,336	25,791

Net income from continuing operations	73,212	75,265	235,726	264,448
Income (loss) from discontinued operations, net of tax	5	(1,463)	1,009	(3,862)

Net income	73,217	73,802	236,735	260,586
Net income from continuing operations attributable to noncontrolling interest	(35,055)	(44,135)	(132,189)	(163,230)
Net (income) loss from discontinued operations attributable to noncontrolling interest	(3)	747	(480)	2,098

Net income attributable to non-controlling interest in Premier LP	(35,058)	(43,388)	(132,669)	(161,132)
Adjustment of redeemable limited partners’ capital to redemption amount	302,569	235,394	516,725	178,910

Net income attributable to stockholders	$340,728	$265,808	$620,791	$278,364

Calculation of GAAP Earnings per Share

Numerator for basic earnings per share:
Net income from continuing operations attributable to stockholders	$340,726	$266,524	$620,262	$280,128
Net income (loss) from discontinued operations attributable to stockholders	2	(716)	529	(1,764)

Net income attributable to stockholders	$340,728	$265,808	$620,791	$278,364

Numerator for diluted earnings per share:
Net income from continuing operations attributable to stockholders	$340,726	$266,524	$620,262	$280,128
Adjustment of redeemable limited partners’ capital to redemption amount	(302,569)	(235,394)	(516,725)	(178,910)
Net income from continuing operations attributable to non-controlling interest in Premier LP	35,055	44,135	132,189	163,230

Net income from continuing operations	$73,212	$75,265	$235,726	$264,448
Tax effect on Premier, Inc. net income	(7,067)	(11,762)	(30,007)	(38,503)

Adjusted net income from continuing operations	$66,145	$63,503	$205,719	$225,945

Net income (loss) from discontinued operations attributable to stockholders	$2	$(716)	$529	$(1,764)
Net income (loss) from discontinued operations attributable to non-controlling interest in Premier LP	3	(747)	480	(2,098)

Adjusted net income (loss) from discontinued operations	$5	$(1,463)	$1,009	$(3,862)

Adjusted net income	$66,150	$62,040	$206,728	$222,083

Denominator for basic earnings per share:
Weighted average shares	69,451	62,020	65,582	58,346

Denominator for diluted earnings per share:
Weighted average shares	69,451	62,020	65,582	58,346
Effect of dilutive securities:
Stock options	232	474	357	630
Restricted stock	216	256	239	304
Performance share awards	197	—	66	—
Class B shares outstanding	52,374	66,322	57,786	72,969

Weighted average shares and assumed conversions	122,470	129,072	124,030	132,249

Basic earnings per share:
Basic earnings per share from continuing operations	$4.91	$4.30	$9.46	$4.80
Basic earnings (loss) per share from discontinued operations	—	(0.01)	0.01	(0.03)

Basic earnings per share attributable to stockholders	$4.91	$4.29	$9.47	$4.77
Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.54	$0.49	$1.66	$1.71
Diluted earnings (loss) per share from discontinued operations	—	(0.01)	—	(0.03)

Diluted earnings per share attributable to stockholders	$0.54	$0.48	$1.66	$1.68

Premier Inc. FY’20 Q3 Results

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2020	June 30, 2019
Assets
Cash and cash equivalents	$241,734	$141,055
Accounts receivable (net of $1,125 and $739 allowance for doubtful accounts, respectively)	139,902	168,115
Contract assets	234,467	205,509
Inventory	48,522	51,032
Prepaid expenses and other current assets	87,746	23,765
Current assets of discontinued operations	—	24,568

Total current assets	752,371	614,044
Property and equipment (net of $431,633 and $359,235 accumulated depreciation, respectively)	203,512	205,108
Intangible assets (net of $233,888 and $197,858 accumulated amortization, respectively)	420,104	270,722
Goodwill	929,615	880,709
Deferred income tax assets	436,047	422,014
Deferred compensation plan assets	42,780	45,466
Investments in unconsolidated affiliates	120,642	99,636
Operating lease right-of-use assets	59,901	—
Other assets	98,097	31,868

Total assets	$3,063,069	$2,569,567

Liabilities, redeemable limited partners’ capital and stockholders’ equity (deficit)
Accounts payable	$62,304	$54,540
Accrued expenses	67,289	82,476
Revenue share obligations	149,976	137,359
Limited partners’ distribution payable	9,314	13,202
Accrued compensation and benefits	56,208	70,799
Deferred revenue	38,042	35,623
Current portion of tax receivable agreements	18,118	17,505
Line of credit and current portion of long-term debt	254,745	27,608
Other liabilities	30,187	7,113
Current liabilities of discontinued operations	—	11,797

Total current liabilities	686,183	458,022
Long-term debt, less current portion	4,828	6,003
Tax receivable agreements, less current portion	276,739	326,607
Deferred compensation plan obligations	42,780	45,466
Deferred tax liabilities	13,140	4,766
Deferred consideration	112,917	—
Operating lease liabilities, less current portion	55,336	—
Other liabilities	71,265	67,683

Total liabilities	1,263,188	908,547

Redeemable limited partners’ capital	1,658,419	2,523,270
Stockholders’ equity (deficit):
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 71,070,617 shares issued and outstanding at March 31, 2020 and 64,357,305 shares issued and 61,938,157 shares outstanding at June 30, 2019	711	644
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 50,715,564 and 64,548,044 shares issued and outstanding at March 31, 2020 and June 30, 2019, respectively	—	—
Treasury stock, at cost; 0 and 2,419,148 shares at March 31, 2020 and June 30, 2019, respectively	—	(87,220)
Additional paid-in-capital	140,751	—
Accumulated deficit	—	(775,674)

Total stockholders’ equity (deficit)	141,462	(862,250)

Total liabilities, redeemable limited partners’ capital and stockholders’ equity (deficit)	$3,063,069	$2,569,567

Premier Inc. FY’20 Q3 Results

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2020	2019
Operating activities
Net income	$236,735	$260,586
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(1,009)	3,862
Depreciation and amortization	114,638	103,316
Equity in net income of unconsolidated affiliates	(11,038)	(4,687)
Deferred income taxes	60,394	9,849
Stock-based compensation	19,048	20,354
Remeasurement of tax receivable agreement liabilities	(24,584)	—
Impairment of held to maturity investments	8,500	—
Gain on FFF put and call rights	(8,477)	(3,458)
Changes in operating assets and liabilities:
Accounts receivable, inventories, prepaid expenses and other assets	(95,953)	(30,268)
Contract assets	(28,909)	(28,056)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	(23,341)	24,118
Other operating activities	2,078	1,018

Net cash provided by operating activities from continuing operations	248,082	356,634
Net cash provided by operating activities from discontinued operations	9,338	11,502

Net cash provided by operating activities	$257,420	$368,136

Investing activities
Purchases of property and equipment	$(69,326)	$(69,906)
Acquisition of businesses, net of cash acquired	(96,346)	(50,854)
Investments in unconsolidated affiliates	(10,165)	—
Proceeds from sale of assets	3,632	—
Other investing activities	251	(11,414)

Net cash used in investing activities from continuing operations	(171,954)	(132,174)
Net cash used in investing activities from discontinued operations	—	(211)

Net cash used in investing activities	$(171,954)	$(132,385)

Financing activities
Payments made on notes payable	$(2,046)	$—
Proceeds from credit facility	375,000	50,000
Payments on credit facility	(150,000)	—
Distributions to limited partners of Premier LP	(39,590)	(44,746)
Payments to limited partners of Premier LP related to tax receivable agreements	(17,425)	(17,975)
Repurchase of Class A common stock (held as treasury stock)	(150,093)	(248,840)
Other financing activities	(633)	10,936

Net cash provided by (used in) financing activities	$15,213	$(250,625)

Net increase (decrease) in cash and cash equivalents	100,679	(14,874)
Cash and cash equivalents at beginning of year	141,055	152,386

Cash and cash equivalents at end of period	$241,734	$137,512

Premier Inc. FY’20 Q3 Results

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2020	2019
Net cash provided by operating activities from continuing operations (a)	$340,228	$356,634
Purchases of property and equipment	(69,326)	(69,906)
Distributions to limited partners of Premier LP	(39,590)	(44,746)
Payments to limited partners of Premier LP related to tax receivable agreements	(17,425)	(17,975)

Non-GAAP Free Cash Flow	$213,887	$224,007

(a)

Net cash provided by operating activities from continuing operations excludes the impact of the prepaid contract administrative fee share for one-time rebates to certain Acurity, Inc. members, as agreed to by Acurity, Inc. prior to entering into the Purchase Agreement, which was excluded from the purchase price of the Acurity and Nexera asset acquisition.

Premier Inc. FY’20 Q3 Results

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Non-GAAP Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net income from continuing operations	$73,212	$75,265	$235,726	$264,448
Interest and investment loss, net	9,966	1,081	9,849	2,628
Income tax expense	4,165	11,737	78,336	25,791
Depreciation and amortization	25,777	21,797	75,690	63,529
Amortization of purchased intangible assets	13,966	13,572	38,948	39,787

EBITDA	127,086	123,452	438,549	396,183
Stock-based compensation	7,668	6,737	19,358	20,650
Acquisition and disposition related expenses	7,287	3,856	16,263	6,789
Remeasurement of tax receivable agreement liabilities	(902)	—	(24,584)	—
Gain on FFF put and call rights	13,906	4,109	(8,477)	(3,458)
Other expense	844	563	3,441	1,023

Adjusted EBITDA	$155,889	$138,717	$444,550	$421,187

Income before income taxes	$77,377	$87,002	$314,062	$290,239
Equity in net income of unconsolidated affiliates	(4,442)	(553)	(11,038)	(4,687)
Interest and investment loss, net	9,966	1,081	9,849	2,628
Gain on FFF put and call rights	13,906	4,109	(8,477)	(3,458)
Other expense (income)	5,005	(3,671)	1,996	(1,362)

Operating income	101,812	87,968	306,392	283,360
Depreciation and amortization	25,777	21,797	75,690	63,529
Amortization of purchased intangible assets	13,966	13,572	38,948	39,787
Stock-based compensation	7,668	6,737	19,358	20,650
Acquisition and disposition related expenses	7,287	3,856	16,263	6,789
Remeasurement of tax receivable agreement liabilities	(902)	—	(24,584)	—
Equity in net income of unconsolidated affiliates	4,442	553	11,038	4,687
Deferred compensation plan (expense) income	(5,476)	3,975	(2,484)	1,076
Other expense, net	1,315	259	3,929	1,309

Adjusted EBITDA	$155,889	$138,717	$444,550	$421,187

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$149,212	$134,805	$447,081	$406,139
Performance Services	34,634	33,235	84,977	100,910
Corporate	(27,957)	(29,323)	(87,508)	(85,862)

Adjusted EBITDA	$155,889	$138,717	$444,550	$421,187

Net income attributable to stockholders	$340,728	$265,808	$620,791	$278,364
Adjustment of redeemable limited partners’ capital to redemption amount	(302,569)	(235,394)	(516,725)	(178,910)
Net income attributable to non-controlling interest in Premier LP	35,058	43,388	132,669	161,132
(Income) loss from discontinued operations, net of tax	(5)	1,463	(1,009)	3,862
Income tax expense	4,165	11,737	78,336	25,791
Amortization of purchased intangible assets	13,966	13,572	38,948	39,787
Stock-based compensation	7,668	6,737	19,358	20,650
Acquisition and disposition related expenses	7,287	3,856	16,263	6,789
Remeasurement of tax receivable agreement liabilities	(902)	—	(24,584)	—
Loss (gain) on FFF put and call rights	13,906	4,109	(8,477)	(3,458)
Other expense	844	563	3,441	1,023

Non-GAAP adjusted fully distributed income before income taxes	120,146	115,839	359,011	355,030
Income tax expense on fully distributed income before income taxes	31,238	30,117	93,343	92,308

Non-GAAP Adjusted Fully Distributed Net Income	$88,908	$85,722	$265,668	$262,722

Premier Inc. FY’20 Q3 Results

Supplemental Financial Information

Reconciliation of GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net income attributable to stockholders	$340,728	$265,808	$620,791	$278,364
Adjustment of redeemable limited partners’ capital to redemption amount	(302,569)	(235,394)	(516,725)	(178,910)
Net income attributable to non-controlling interest in Premier LP	35,058	43,388	132,669	161,132
(Income) loss from discontinued operations, net of tax	(5)	1,463	(1,009)	3,862
Income tax expense	4,165	11,737	78,336	25,791
Amortization of purchased intangible assets	13,966	13,572	38,948	39,787
Stock-based compensation	7,668	6,737	19,358	20,650
Acquisition and disposition related expenses	7,287	3,856	16,263	6,789
Remeasurement of tax receivable agreement liabilities	(902)	—	(24,584)	—
Loss (gain) on FFF put and call rights	13,906	4,109	(8,477)	(3,458)
Other expense	844	563	3,441	1,023

Non-GAAP adjusted fully distributed income before income taxes	120,146	115,839	359,011	355,030
Income tax expense on fully distributed income before income taxes	31,238	30,117	93,343	92,308

Non-GAAP Adjusted Fully Distributed Net Income	$88,908	$85,722	$265,668	$262,722

Weighted average:
Common shares used for basic and diluted earnings per share	69,451	62,020	65,582	58,346
Potentially dilutive shares	645	730	662	934
Conversion of Class B common units	52,374	66,322	57,786	72,969

Weighted average fully distributed shares outstanding - diluted	122,470	129,072	124,030	132,249

GAAP earnings per share	$4.91	$4.29	$9.47	$4.77
Adjustment of redeemable limited partners’ capital to redemption amount	(4.36)	(3.80)	(7.88)	(3.07)
Net income attributable to non-controlling interest in Premier LP	0.50	0.70	2.02	2.76
(Income) loss from discontinued operations, net of tax	—	0.02	(0.02)	0.07
Income tax expense	0.06	0.19	1.19	0.44
Amortization of purchased intangible assets	0.20	0.22	0.59	0.68
Stock-based compensation	0.11	0.11	0.30	0.35
Acquisition and disposition related expenses	0.10	0.06	0.25	0.12
Remeasurement of tax receivable agreement liabilities	(0.01)	—	(0.37)	—
Loss (gain) on FFF put and call rights	0.20	0.07	(0.13)	(0.06)
Other expense	0.01	0.01	0.05	0.02
Impact of corporation taxes	(0.45)	(0.50)	(1.42)	(1.58)
Impact of dilutive shares	(0.54)	(0.71)	(1.91)	(2.51)

Non-GAAP EPS on Adjusted Fully Distributed Net Income	$0.73	$0.66	$2.14	$1.99

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